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                                                                     Exhibit 2.2
                                FIRST AMENDMENT

     THIS FIRST AMENDMENT (the "Amendment"), dated and effective as of July 21, 1995, is by and among SAFETY CENTERS INCORPORATED, NEIL SHEPPARD, ROSLYN SHEPPARD and VALLEN CORPORATION.

                                    RECITALS

     A. The parties hereto have executed and delivered that certain Asset Sale and Purchase Agreement, dated as of June 16, 1995 (the "Purchase Agreement").

     B. The parties hereto desire to amend the Purchase Agreement for the purpose of, among other things, incorporating certain items deemed necessary in light of the due diligence performed since the date of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Definitions. Any capitalized term not defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

     2.  Amendments to Purchase Agreement.

          a. Section 4(b)(i) of the Purchase Agreement is hereby deleted and restated in its entirety to read as follows:

               "(i) if the Closing Date Book Value is less than the Initial Purchase Price, the Purchase Price shall be reduced by an amount equal to the difference between (A) the Initial Purchase Price, and (B) the Closing Date Book Value, and the Company shall deliver to Purchaser by wire transfer to an account designated by Purchaser an amount equal to such difference (less any amount by which the Holdback Amount is reduced under this Section 4(b), which amount shall be retained by Purchaser);"

          b. Section 4(b)(ii) of the Purchase Agreement is hereby deleted and restated in its entirety to read as follows:

               "(ii)  if the Closing Date Book Value is greater than the Initial
          Purchase Price, the Purchase Price shall be increased by an amount equal to the difference between (A) the Closing Date Book Value, and
          (B) the Initial Purchase Price, and Purchaser shall deliver to the Company by wire transfer to an account designated by the Company an amount equal to such difference (less any amount by which the Holdback Amount is increased under this Section 4(b), which amount shall be retained by Purchaser pending the adjustment to be made under Section 11 below);"
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          c.  Section 5(b) of the Purchase Agreement is hereby deleted and restated in its entirety to read as follows:

               "(b)  "Market Price" shall mean $17.457 per Purchaser Share."

          d. The last sentence of Section 12(p)(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

          "Seller shall be solely responsible for satisfying any liabilities or obligations under Section 4980B of the Code with respect to continuation of group health plan coverage with respect to all the employees or former employees of the Company, and the dependents thereof, who are receiving, or who are eligible to receive, such continuation coverage as the result of any qualifying event that occurred on or before the Closing Date including, without limitation, those employees whose employment with the Company is terminated incident to the sale of assets pursuant to this Agreement. Purchaser shall not be deemed to be a successor employer to Company with respect to any Plan or Benefit Program or Agreement. The consummation of any of the transactions contemplated by this Agreement shall not cause a transfer of liability or assets with respect to any of the Plans or Benefit Programs or Agreements from the Company to Purchaser either by law or pursuant to the terms of any such Plan or Benefit Program or Agreement."

          e. The following Section 12(p)(iv) is hereby added in its entirety to the Purchase Agreement:

               "(iv) The Company's 401(k) Plan (as described in Exhibit O) was established by adoption of a standardized prototype plan which meets the requirements of Section 401(a) and 401(k) of the Code and the related trust is tax exempt under Section 501(a) of the Code and there are no material actions, suits, claims (other than routine claims for benefits in the ordinary course) under the Company's 401(k) Plan or examinations of the Company's 401(k) Plan by a governmental agency that are pending, and the Company has no knowledge of any facts that can reasonably be expected to give rise to any such actions."

          f. The last two sentences of Section 18(c) of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

          "No non-competition, confidentiality, non-solicitation or similar agreement with any employee, representative or agent of the Company shall apply to any engagement or employment by Purchaser of any employee, representative or agent on or after the Closing Date. The employees of the Company shall not be deemed to be third party beneficiaries of the provisions of this Section 18(c) and no such employee shall acquire any right hereunder. The Company shall give any notice required under the Worker Adjustment and Retraining Act of 1988, as

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          amended, and shall be responsible for payments, if any, to the
          Company's employees pursuant to such Act."

          g. Section 18(f) of the Purchase Agreement is hereby deleted and restated in its entirety to read as follows:

               "(f) Change of Name. On or within fifteen (15) days after the Closing Date, the Sellers shall take all necessary action to change the Company's current name, Safety Centers, Inc., to a name not the same as or similar to the Business Name or any other symbol, trademark, service mark, logo or trade name now used by any Seller."

          h. Exhibit A to the Purchase Agreement is hereby amended to add the following:

          "Property located at 14805 Telegraph Road, Taylor, Michigan 48180 is also subject to a written lease."

          i. Exhibit E-1 of the Purchase Agreement is hereby amended to add the following:

          "Purchase Order by and between Shepco Manufacturing Co. and the Company"

          j. References to Section 29 of the Purchase Agreement contained in Sections 2(a)(v), 5(c), and 30(b) thereof shall be amended to refer to
     Section 30 of the Purchase Agreement.

     3. Effect. This amendment shall be effective only for the specific purposes set forth herein, and, except as modified by this Agreement, the terms, covenants and provisions of the Purchase Agreement are hereby ratified and confirmed and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of July 21, 1995.

                                       SAFETY CENTERS INCORPORATED


                                       By:
                                           -----------------------------------
                                           Neil Sheppard, President

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                                   VALLEN CORPORATION


                                   By:
                                       --------------------------------------
                                       James W. Thompson, President


                                   ------------------------------------------
                                   NEIL SHEPPARD


                                   ------------------------------------------
                                   ROSLYN SHEPPARD

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